NEWS RELEASE

EVEREST RE GROUP, LTD.
Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release
John J. Amore and Dominic J. Addesso Appointed
to the Board of Directors of Everest Re Group, Ltd.

HAMILTON, Bermuda – September 20, 2012 -- Everest Re Group, Ltd. (NYSE: RE) announced the appointments of John J. Amore and Dominic J. Addesso to its Board of Directors, effective September 19, 2012.

John J. Amore served as Chief Executive Officer of the General Insurance division of Zurich Financial Services and also served as a member of Zurich’s Group Executive Committee, until his retirement in 2010. Mr. Amore joined Zurich in 1992 and was named President of Zurich American Specialties business in 1994. In 2000, he assumed the leadership role of Chief Executive Officer of the entire U.S. region. In 2001, Mr. Amore was appointed to the Group Executive Committee and he became Chief Executive Officer of Zurich’s North America Corporate business division. Prior to joining Zurich, Mr. Amore was vice chairman of the Commerce and Industry Insurance Company, a member of American International Group (AIG).

Mr. Amore is currently a consultant to Zurich Financial Services and is a Delegate of the Board for the Geneva Association. From 2008 to 2010, he served on the U.S. Chamber of Commerce’s board of directors; and from 2001 to 2008, Mr. Amore was a member of the board of the American Insurance Association. John Amore graduated with a Bachelor's Degree in Management from Embry-Riddle Aeronautical University and with an MBA in Finance from New York University.

Dominic J. Addesso serves as President of Everest Re Group. In July 2012, it was announced that Mr. Addesso will succeed Mr. Taranto as Chief Executive Officer of the Company upon his retirement at the end of 2013. Mr. Addesso joined Everest in 2009 as

Executive Vice President and Chief Financial Officer and was appointed President in June 2011. Prior to joining the Company, he had been with Munich Re America where he held the position of President of its Regional Clients division, responsible for operational and underwriting management. Mr. Addesso had joined Munich Re America in 1997 from Selective Insurance Group, where he spent 19 years in a number of senior leadership positions, including that of Chief Financial Officer. Mr. Addesso started his career with KPMG after graduating with a Bachelor of Arts degree in Accounting from the University of Notre Dame and holds memberships in the American Institute of CPAs and the New Jersey Society of CPAs.

Mr. Joseph V. Taranto, Chairman and Chief Executive Officer, said “We are extremely fortunate to continue to attract such talent to our Company and our Board. Both John and Dom bring a wealth of experience and are admired executives within our industry. Their leadership and fresh insights will be welcome additions to our extremely strong and active Board of Directors.”

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestregroup.com.